UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2009

TRANSATLANTIC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10545	13-3355897
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification Number)
Incorporation)

80 Pine Street, New York, New York		10005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 770-2000

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreements with the AIG Group

                    In connection with the offering (the “Offering”) by American International Group, Inc. (“AIG”) and American Home Assurance Company, a wholly owned subsidiary of AIG (“AHAC”) of 26 million issued and outstanding shares (plus up to an additional 3.9 million shares subject to the underwriters' 30-day option) of the common stock of Transatlantic Holdings, Inc. (“TRH”) owned by AIG and AHAC. TRH entered into a Master Separation Agreement (the “MSA”) with AIG and AHAC on May 28, 2009. AIG, collectively with one or more of its subsidiaries other than TRH, is referred to herein as the “AIG Group”. The MSA sets forth TRH’s agreements with AIG and AHAC regarding the orderly separation of TRH from the AIG Group (the “Separation”) and governs certain aspects of TRH’s relationship with the AIG Group after the closing of the Offering and the Separation, including the AIG Group’s waiver of certain rights it may have under intercompany agreements and insurance agreements between the AIG Group and TRH in connection with a change in control as a result of the transactions contemplated under the MSA or any other agreement described in the MSA. The MSA identifies the assets, properties, rights and liabilities owned or possessed by TRH to be transferred to the AIG Group and the assets, properties, rights and liabilities owned or possessed by the AIG Group to be transferred to TRH and the timing and procedures of such transfers. The parties intend to consummate the transactions contemplated by the MSA simultaneously with entry into an underwriting agreement (the “Underwriting Agreement”) relating to the Offering, although certain obligations will only become effective as of the closing of the Offering.

                    TRH also intends to enter into a transition services agreement (the “TSA”) with AIG upon the Separation. The TSA will set forth TRH’s agreements with AIG regarding the provision by the AIG Group of certain services to TRH and access to certain facilities, equipment, software and other assistance for a specified period of time following the Separation.

                    TRH intends to enter into a stockholders agreement (the “Stockholders Agreement”) with AIG and AHAC upon the Separation if the shares of TRH common stock to be beneficially owned by the AIG Group immediately following the closing of the Offering (without giving effect to the exercise of the underwriters’ 30-day option to purchase up to an additional 3.9 million shares) constitute at least 10 percent of the outstanding shares of TRH’s common stock. The Stockholders Agreement will provide the AIG Group with certain information and consent rights and will subject the AIG Group, its affiliates and their respective officers and directors to certain standstill provisions. Additionally, the AIG Group will be subject to voting and transfer restrictions covering its shares of TRH’s common stock.

                    Upon the Separation, TRH intends to enter into a registration rights agreement (the “Registration Rights Agreement” and collectively with the TSA and Stockholders Agreement, the “Ancillary Agreements”) with AIG and AHAC. The Registration Rights Agreement will provide the AIG Group with registration rights relating to any shares of TRH’s common stock held by the AIG Group after the closing of the Offering. The AIG Group may require TRH to register under the Securities Act of 1933 (the “Securities Act”) all or a portion of these shares. The registration rights are subject to certain limitations, including TRH’s right to temporarily suspend the registration of shares.

                    The summary descriptions of the MSA and the forms of the TSA, Stockholders Agreement, and Registration Rights Agreement set forth under this Item 1.01 are qualified in their entirety by reference to the complete terms and conditions of such agreements, which are filed hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Master Separation Agreement

          Agreements relating to the Offering

          The MSA sets forth TRH’s agreements with the AIG Group regarding the actions required to be taken by the parties in connection with the Offering. TRH has agreed to:

•	file any amendments or supplements to the registration statement as may be reasonably necessary to cause the registration statement to become and remain effective;

•	subject to certain conditions, enter into an underwriting agreement relating to the Offering when requested by the AIG Group;

•	participate and have senior management of TRH participate in the preparation of marketing materials; and

•	take various other actions necessary or desirable to close the Offering.

          Transfer of Assets and Assumption of Liabilities

          The MSA identifies the assets, properties, rights and liabilities owned or possessed by TRH to be transferred to the AIG Group and the assets, properties, rights and liabilities owned or possessed by the AIG Group to be transferred to TRH and the timing and procedures of such transfers.

          Intercompany Agreements and Obligations

          The MSA provides that the AIG Group and TRH will settle, pay in full and terminate various obligations and agreements existing between the groups, including loans, notes, advances, receivables, payables, leases, licenses and other instruments and any related accrued and unpaid interest. With respect to reinsurance agreements between TRH and the AIG Group, the AIG Group has agreed to waive certain rights it may have under intercompany agreements and insurance agreements between the AIG Group and TRH in connection with a change in control as a result of the transactions contemplated under the MSA or the Ancillary Agreements. Certain obligations and agreements existing between the parties, including the following, will not be settled or terminated:

•	any insurance, reinsurance or retrocession agreement between the parties;

•	securities lending agreements;

•	TRH’s senior notes;

•	investment management agreements (although TRH intends to select an independent third party to succeed the AIG Group as investment manager after the closing of the Offering); and

•	certain agreements between the parties’ subsidiaries Professional Risk Management Services, National Union Fire Insurance Company of Pittsburgh, Pa. and Lexington Insurance Company.

          Mutual Release

          Except as otherwise provided in the MSA, each party releases and forever discharges the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring, failing to occur, alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases will not extend to:

•	obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the MSA or ancillary agreements;

•	guarantees by the AIG Group that will not be terminated and fully released at the time of the Separation;

•	actions by third parties brought against the AIG Group or TRH; or

•	any claim alleging fraud or intentional misconduct.

          Guarantees

          TRH agreed to use its reasonable best efforts to obtain, on or prior to the Separation, the termination and full release of the AIG Group from any and all obligations arising under all guarantees, letters of credit, indemnity or contribution agreements or other similar agreements (excluding insurance agreements between TRH and the AIG Group), made in respect of the obligations of or for the benefit of TRH or its subsidiaries by any member of the AIG Group. Further, pursuant to the MSA, TRH is required to offer to substitute its own obligations for those of the AIG Group under any AIG guaranty on no less favorable terms than such guaranty. TRH will agree to indemnify the AIG Group for liabilities that it incurs in connection with any guarantees of TRH’s obligations for which it is unable to obtain a termination or full release.

          Employee Matters

          Employees (including certain former employees and retirees) and executives of TRH and its affiliates have historically participated in certain domestic and international employee benefit and executive compensation plans and arrangements sponsored by the AIG Group and related companies (the “AIG Plans”) for reasons of administrative efficiency and alignment of the companies’ mutual interests. Since 2006, AIG and TRH have taken steps to discontinue TRH’s participation in the AIG Plans and TRH has undertaken to establish its own separate employee and executive plans and programs. As a result of such steps, prior to the separation TRH had ceased its participation in most AIG Plans. The MSA provides that TRH’s employees and executives will generally cease to participate as of December 31, 2009 in any remaining AIG Plans in which TRH employees and executives currently participate. However, TRH has the option to cease participation prior to December 31, 2009 in the AIG Plan covering certain UK employees of TRH subject to agreement of the plan trustees and TRH’s settlement of any potential underfunding liability. TRH’s participation in the AIG Plans covering TRH’s Canadian employees will cease as of the closing of the Offering. In addition, TRH has agreed to assume and accept the transfer of plan assets and liabilities from the AIG Group or an AIG Plan, as applicable. Generally, in the case of a funded AIG Plan, the MSA provides a methodology for allocating plan assets and liabilities to TRH employees. In the case of an unfunded AIG Plan, the MSA provides that TRH will generally assume the liability for benefits accrued by TRH employees under such plans from the commencement of their participation through December 31, 2009 with no corresponding transfer of assets. The MSA further provides that TRH will make a cash payment to the AIG Group to reimburse it for amounts previously contributed, or required to be contributed, by the AIG Group on behalf of TRH in respect of TRH’s funding obligation for TRH employees and retirees who participate in the American International Group, Inc. Retirement Plan.

          Insurance

          The MSA provides that from and after the date of the Separation, TRH and its subsidiaries will cease to be insured by the AIG Group’s blanket insurance policies or by any of its self-insured programs in place to the extent such insurance policies or programs cover TRH or TRH’s subsidiaries. In addition, pursuant to the MSA, TRH agreed to satisfy the deductible or retention for any claim that TRH reports under the AIG Group’s blanket insurance policies to the extent the claim is attributed to TRH or its subsidiaries. The MSA also provides that TRH will pay certain premiums and other amounts to the AIG Group.

          In addition, TRH is still able to make claims under the coverage provided to the AIG Group with respect to events or circumstances that occurred or existed prior to the date of the Separation under the occurrence-based, third-party liability insurance policies of the AIG Group, as well as any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by the AIG Group. However, TRH agreed to reimburse the AIG Group for any increased costs incurred by the AIG Group as a result of such claims.

          Third-Party Contracts

          The MSA provides that the parties will use reasonable best efforts to terminate or amend certain third-party agreements. TRH will not have any rights or be entitled to any benefits under such terminated or amended agreements, nor will TRH have any rights or be entitled to any benefits under any third-party agreements that are not terminated or amended, including enterprise-wide licenses or “master” agreements. TRH will reimburse the AIG Group for losses incurred by the AIG Group as a result of termination fees and other losses to the extent such losses are directly attributed to the failure to obtain the termination or amendment of such agreements. The MSA further provides that TRH and the AIG Group will agree to negotiate in good faith after the closing of the Offering to terminate or amend any third-party contracts not identified in the MSA to provide that TRH or any affiliates will no longer benefit under such contracts. In addition, the MSA provides a cross-indemnity whereby if one party is a beneficiary under a third-party agreement (but not a party to such agreement) and the other party is a signatory to such agreement and is the subject of a claim due to an act or omission of the beneficiary under such agreement, then the beneficiary party will indemnify the signatory party.

          Subleases

          Under the MSA, the AIG Group and TRH have agreed to enter into, upon the Separation, subleases for TRH’s offices in New York, Toronto and Chicago so that TRH may continue to use office space that it uses and the AIG Group leases.

          Representations

          TRH and the AIG Group provided limited representations and warranties regarding authority, enforceability and transaction consents.

          Termination Rights

          The MSA provides that the parties may agree to terminate the MSA at any time upon mutual consent. TRH may terminate the MSA if the closing of the MSA, which is contemplated to occur upon the execution of the Underwriting Agreement, has not occurred by July 1, 2009; provided, however, that TRH may not terminate the MSA if TRH’s failure to take any action required to be taken by it under the MSA caused or resulted in the failure of the closing to occur prior to such date. If the MSA is terminated for any reason, all of the Ancillary Agreements will also automatically terminate.

          The MSA also provides that the AIG Group may terminate the MSA at any time and for any reason prior to the execution of the Underwriting Agreement. In addition, TRH may terminate the MSA prior to the closing of the MSA if the AIG Group has breached its representations, warranties and covenants such that certain conditions cannot be fulfilled. Most of the transactions under the MSA are contemplated to occur prior to or upon the closing of the Offering.

          Indemnification

          Under the MSA, TRH agreed to indemnify, defend and hold harmless the AIG Group from and against certain liabilities, including those relating to, arising out of, or resulting from:

•	the inaccuracy or breach of any representation or warranty made by TRH in the MSA;

•	any breach or failure by TRH to perform any of its covenants or obligations contained in the MSA;

•

an untrue statement or alleged untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or any other document or report filed with the Securities and Exchange Commission, including any amendment or supplement thereto, in connection with the Offering, other than with respect to any of the AIG Group’s portions of such disclosure, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than with respect to any of the AIG Group’s portions of such disclosure; and

•

any claim or demand by any governmental authority or any third party commenced or made against any AIG indemnified party relating to any violation or breach by TRH of any applicable federal, state or other securities laws in connection with the Offering.

          Under the MSA, the AIG Group agreed to indemnify, defend and hold harmless TRH, severally and not jointly, from and against certain liabilities, including those relating to, arising out of or resulting from:

•	the inaccuracy or breach of any representation or warranty made by it in the MSA;

•	any breach or failure by it to perform any of its covenants or obligations contained in the MSA; or

•

an untrue statement or alleged untrue statement of a material fact in any of the AIG Group’s portions of the disclosure in the registration statement, preliminary prospectus or prospectus or any other document or report filed with the Securities and Exchange Commission, including any amendment or supplement thereto, in connection with the Offering, or caused by any omission or alleged omission to state, in any of the AIG Group’s disclosure, a material fact necessary to make the statements therein not misleading.

          Indemnification for losses resulting from the inaccuracy or breach of any representation or warranty made by either party are limited to the proceeds of the Offering and any subsequent Offering consummated pursuant to the Registration Rights Agreement.

          Other Matters Governed by the MSA

          Other matters governed by the MSA after the closing include access to financial and other information, various compliance and regulatory matters, intellectual property, confidentiality, access to and provision of records and insurance for directors and officers.

          Costs of the Separation

          TRH does not expect that costs incurred in connection with the Separation will be material.

Transition Services Agreement

          The TSA will set forth TRH’s agreements with the AIG Group regarding the provision by the AIG Group of certain services and access to facilities, equipment, software and other assistance for a specified period of time following the Separation.

Stockholders Agreement

          Voting Rights

          The Stockholders Agreement will provide that, until the date the AIG Group ceases to beneficially own at least 10 percent of the shares of TRH’s outstanding common stock, the AIG Group shall vote at every annual or special meeting of TRH’s stockholders or act by written consent with respect to all of the shares of TRH’s common stock beneficially owned by it and entitled to vote on a matter at any such meeting (i) with respect to any persons nominated by the Nominating and Corporate Governance Committee of TRH’s board of directors, in the manner recommended by TRH’s board of directors with respect to the election or removal of such person, and (ii) in favor of each matter required to effectuate any provisions of the Stockholders Agreement. However, if the AIG Group beneficially owns more than 30 percent of the shares of TRH’s outstanding common stock, the AIG Group has agreed to vote the number of shares owned by it in excess of 30 percent of the outstanding common stock in a manner proportionate to the unaffiliated stockholders of TRH in connection with the election or removal of directors nominated by the Nominating and Corporate Governance Committee.

          Information Rights

          Subject to certain exceptions, TRH has agreed to deliver, for so long as the AIG Group beneficially owns at least 10 percent of the shares of TRH’s outstanding common stock, to an officer designated by the AIG Group copies of all materials and other information sent to TRH’s board of directors and the boards of directors of any of its subsidiaries, except as to matters or transactions to which the AIG Group is a party or is interested, if sent to a committee of the board of directors where the committee is required to be comprised solely of independent directors, or as prohibited by applicable law. Any information delivered to such officer by TRH would be subject to confidentiality provisions.

          Transfer Restrictions

          The Stockholders Agreement will restrict the AIG Group from transferring its shares of TRH’s common stock to any transferee for so long as it beneficially owns at least 10 percent of the shares of TRH’s outstanding common stock or until the occurrence of a fundamental change of TRH that involves (i) the consummation of any business combination transaction in which the shares of TRH’s common stock and any other securities of TRH or its successor entitled to vote in the election of directors of TRH or its successor (collectively, the “voting stock”) immediately prior to such transaction are converted into or continue to represent less than 50 percent of the outstanding voting stock of the entity surviving such business combination; (ii) any person or group, together with its affiliates, becoming, directly or indirectly, the beneficial owner of more than 50 percent of TRH’s outstanding voting stock; (iii) the consummation of the sale, transfer, lease or disposition of all or substantially all of the assets, business or securities of TRH or one or more of its subsidiaries other than to TRH or one of its wholly owned subsidiaries; or (iv) during any period, the directors as of the date of the effectiveness of the Stockholders Agreement or directors nominated by such directors ceasing to constitute a majority of the directors of TRH’s board.

          Notwithstanding the transfer restrictions described above, but subject to certain restrictions set forth in the Stockholders Agreement, the AIG Group will be permitted to transfer its shares:

•	to TRH or any of its subsidiaries;

•

pursuant to any tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other similar transaction in which TRH’s stockholders are offered, permitted or required to participate as holders of any of TRH’s voting stock;

•

in connection with any public offering, provided that the underwriters or placement agent in such public offering implement reasonable protections to the extent practicable not to facilitate the acquisition of shares of TRH’s common stock by, or offer shares of TRH’s common stock to, any person or group that would acquire beneficial ownership of more than 10 percent of the shares of TRH’s outstanding common stock as a result of such public offering;

•

to any person or group that would not, to the knowledge of the AIG Group, after due inquiry, acquire beneficial ownership of more than 10 percent of TRH’s outstanding common stock through such transfer;

•	to any other person or group approved by, or that acquires shares of TRH’s common stock in connection with any transaction approved or recommended by, TRH’s board of directors;

•

by pledging their shares to the Federal Reserve Bank of New York (the “NY Fed”) or any other person as directed by either of the NY Fed or the U.S. Department of the Treasury (the “U.S. Treasury”) with respect to any agreement or arrangement between the AIG Group and the NY Fed or such other person or to any bank for purposes of securing a loan; and

•

to any of its affiliates, to the NY Fed or the U.S. Treasury or to any other person as directed by either the NY Fed or the U.S. Treasury, provided that such person (other than the NY Fed or the U.S. Treasury) becomes a party to the Stockholders Agreement.

          Standstill

          The Stockholders Agreement will prohibit the AIG Group, its affiliates and any of their respective officers and directors from directly or indirectly beneficially owning or acquiring or proposing or agreeing to acquire (other than in connection with certain ordinary course activities or acquisitions of any entity that beneficially owns shares of TRH’s common stock) any shares of TRH’s common stock (other than shares acquired through stock splits, stock dividends or other distributions or recapitalizations or offerings made to holders of TRH’s common stock generally) in addition to the shares of TRH’s common stock beneficially owned by the AIG Group, its affiliates and their respective officers and directors on the date of the effectiveness of the Stockholders Agreement; provided that the AIG Group divests the shares beneficially owned by the acquired entity within a reasonable period of time following the acquisition of such entity by the AIG Group, subject to certain exceptions, and votes such shares in a manner proportionate to the unaffiliated stockholders of TRH). The Stockholders Agreement also prohibits the AIG Group from doing any of the following:

•	effecting, initiating, proposing or soliciting others to approve or make any stockholder proposals;

•	soliciting proxies or participating directly or indirectly in the solicitation of proxies in opposition to any recommendation of TRH’s board;

•	seeking to influence voting of any shares of TRH’s common stock;

•	granting proxies to vote any shares of TRH’s common stock, other than to officers or agents of the AIG Group or TRH;

•	proposing or seeking to effect any change of control that results in the AIG Group controlling TRH or any of its subsidiaries;

•

participating in a group (other than a group comprised solely of the AIG Group and its affiliates and permitted transferees) with respect to TRH’s common stock or entering into any agreement or arrangement with respect to the acquiring, holding, voting or disposing of TRH’s common stock, other than any agreement or arrangement with the NY Fed or any person as directed by the NY Fed or the U.S. Treasury;

•	taking any action which might cause TRH to be required to make a public announcement regarding any of the foregoing matters;

•	entering into any discussions or arrangements with any third party with respect to any of the foregoing; or

•	seeking to control or influence TRH’s board of directors or TRH’s management for so long as the AIG Group beneficially owns at least 10 percent of the shares of TRH’s outstanding common stock.

Registration Rights Agreement

          The Registration Rights Agreement will provide the AIG Group with registration rights relating to any shares of TRH’s common stock held by the AIG Group and its affiliates at the close of the Offering. The AIG Group may require TRH to register under the Securities Act all or a portion of these shares. Pursuant to the Registration Rights Agreement, TRH will pay all registration expenses in connection with the first three underwritten offerings, and the AIG Group will be responsible for paying all registration expenses reasonably incurred in connection with all subsequent offerings. The registration rights are subject to certain limitations, including TRH’s right to temporarily suspend the registration of the shares.

          The Registration Rights Agreement will set forth customary registration procedures, including an agreement by TRH to not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any common stock, during the period from the date of receipt of timely notice of the intent to price an underwritten offering from the managing underwriter or underwriters to the date 90 days after the pricing date of such underwritten offering and an agreement by TRH to make its management reasonably available for road show presentations in connection with any underwritten offerings. TRH will agree to indemnify the AIG Group and any affiliates with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to TRH in writing for use in the registration statement by the AIG Group or any of its affiliates.

          The registration rights under the Registration Rights Agreement will remain in effect until such time as AIG, its subsidiaries and its affiliates no longer own the shares of common stock that AIG, its subsidiaries and its affiliates beneficially owned as of the date of the Registration Rights Agreement that have not been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it or distributed to the public pursuant to Rule 144 under the Securities Act.

ITEM 8.01.	OTHER EVENTS.

Offering of TRH Shares by the AIG Group

          On May 28, 2009, TRH announced that AIG and AHAC (collectively, the “Selling Stockholder”) have commenced the Offering of 26 million shares of TRH common stock owned by the Selling Stockholder and that the Selling Stockholder is expected to grant the underwriters in the Offering a 30-day option to purchase from the Selling Stockholder up to an additional 3.9 million shares of TRH common stock. J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are joint book-running managers with Lazard Capital Markets LLC as co-lead underwriter for the Offering. TRH will not receive any of the proceeds from the sale of the shares of TRH common stock by the Selling Stockholder. After the closing of the Offering (and assuming that the underwriters do not exercise their option to buy additional shares), the Selling Stockholder will own approximately 13 million shares of TRH common stock, representing approximately 19.7% of TRH’s outstanding shares of common stock. The press release announcing the Offering is attached hereto as Exhibit 99.1 and incorporated by reference herein.

          The prospectus supplement filed by TRH in connection with the Offering contains the following information about TRH’s competive advantages and business strategy:

“Competitive Advantages

          We believe that we have the following competitive advantages:

•

Leading, Established, Global Reinsurer Domiciled in the United States. We believe we are one of the largest reinsurance companies globally, based on 2008 property and casualty reinsurance gross premiums written. We focus solely on reinsurance and do not compete with our insurance clients, which we believe differentiates us from many of our competitors.

We have been writing third-party reinsurance since 1985, and over that time, we have accumulated an extensive amount of loss and claims information for various risk classes and geographic markets that allows us to better compete for business with appropriate pricing.

We also believe our U.S. domicile provides for a stable platform that is less exposed to regulatory and tax regime changes than other jurisdictions. Being a U.S.-domiciled reinsurer also affords us the ability to audit or meet with our clients directly and build relationships with them, as well as with brokers.

•

Global Franchise. We write business on a global basis, with approximately 50% of net premiums written in 2008 and 51% of net premiums written in 2007 generated either by offices located outside of the United States or by our Latin American and Caribbean Division, which has its headquarters in Miami, Florida. We source our premiums through 23 locations globally, including several in emerging markets, with local underwriters that understand the local markets. We believe these offices allow us to identify and harvest opportunities ahead of our competition. This is especially the case in emerging markets where the opportunities are more difficult to identify without a local presence. Additionally, our global reach allows us to allocate capital to markets that we believe offer the best risk-adjusted returns.

•

Leader in Niche Specialty Casualty Lines. We are a leader in certain specialty casualty lines of business, specifically D&O, E&O and medical malpractice. Over the past 23 years, we have developed substantial underwriting, actuarial and claims expertise that allows us to assess and price complex risks and direct our efforts to the risk layers within each account that we believe provide the highest potential return for the risk assumed. As a market leader, we are able to set prices, terms and conditions.

We believe that the complexity of these risks and the limited number of reinsurers that have the ability and resources to assume such business allows for better pricing, terms and conditions in these lines. We write these lines primarily on a claims-made basis, which allows us to better manage our risk. For example, we can price our policies to reflect the current litigation environment which we believe may reduce the risk of adverse development in the future. We also typically write policies with loss ratio caps to limit our exposure. In some lines, we employ sliding scale ceding commissions. Our D&O exposure tends to be primarily A-side coverage, excluding corporate reimbursement for indemnification payments and entity direct liability. Our medical malpractice reinsurance book focuses on physicians rather than hospitals, and we avoid writing aggregate hospital policies.

•

Disciplined Property Reinsurer. We believe we are one of the largest property reinsurance companies as measured by premiums written, based on the public disclosures made by companies we view as our primary competitors. Our property business accounted for 30% of our net premiums written in 2008. Within our property catastrophe business, we write mid- to upper-layer excess-of-loss programs for which we believe risk adjusted returns are the greatest. In addition, based on our experience and in light of our existing diversified book of business, we avoid certain geographic areas that may be viewed as “diversifying” from a catastrophe risk perspective but are under-priced and lead to low risk-adjusted returns.

We are disciplined in managing our catastrophe risk exposure. Projections of potential catastrophe losses are typically expressed in terms of the probable maximum loss, or PML. We define PML as our anticipated maximum loss (taking into account contract limits) caused by a single catastrophic event affecting a broad contiguous area. In recent years, our model has calculated current after-tax 1:250 PML losses of no more than 20% of surplus. In addition to the modeled 1:250 PML, we seek to ensure that we can sustain a significant catastrophe by simulating severe storm paths and earthquake scenarios, where we look to limit after-tax losses as a percentage of surplus. Under these types of scenarios, we plan to maintain an adequate level of equity to withstand the event. We believe these factors have led us to record meaningfully lower after-tax catastrophe losses as a percent of property premiums in 2008 from hurricanes Gustav and Ike, and in prior years, relative to our peers.

•

Stringent Underwriting Standards. Our management team is experienced as underwriters, and this expertise is augmented through the use of local underwriters who know the markets in which we operate. We employ a single, real-time underwriting, actuarial and claims system globally. We have a consistent worldwide approach to pricing and reserving issues and generally hold regular actuarial team meetings to monitor this approach. On a regular basis, actuaries, underwriters and senior management meet to review the performance of our book and make adjustments where necessary. These collaborative efforts have contributed to our strong underwriting performance.

•

Efficient and Low-Cost Provider. We believe that our operating platform is one of the most efficient among our competitors. Our expense ratio is meaningfully lower than most of our competitors. We closely monitor our general and administrative expenses and maintain a flat, streamlined management structure. We also outsource certain portions of our operations, such as investment management, to third-party providers to enhance our efficiency. For the year ended December 31, 2008, our expense ratio was 27%, compared to an average of 30% for companies we view as our primary competitors, based on their public disclosures.

•

Experienced Management and Board. The six members of our senior management team have, on average, more than 30 years of industry experience and more than 15 years of experience at TRH. Our board of directors is composed of former senior insurance and investment executives.

Business Strategy

          Our business strategy is to maintain a leading position in the casualty and property reinsurance markets using a disciplined approach to underwriting while at the same time achieving attractive longterm returns for stockholders. In this regard, we intend to continue to:

•

Diversify Risks Across Product Categories. Our operating strategy emphasizes product diversification as a key element in managing our level of risk concentration. Our product lines include casualty (including D&O, E&O, medical malpractice, ocean marine and aviation, auto liability, accident and health, surety and credit and general casualty) and property (including property catastrophe). We have built industry-leading franchises in many of the product lines that we offer, which allows us to shift our focus and allocate capital to maximize returns while minimizing our risk concentrations.

•

Diversify Risks Across Geographies. Diversification of risks by location is another key element in managing our overall level of risk concentration. We currently have locations on six continents, and we strategically expand or contract operations in existing locations or open branches or representative offices in new locations to ensure early access to market information and to capitalize on market opportunities when they arise. Our operations that serve international markets leverage our product knowledge, worldwide resources and financial strength, typically utilizing indigenous management and staff with knowledge of local markets and product characteristics. We believe the combination of our local presence and knowledge of local markets coupled with our expertise in underwriting complex risks and our centralized underwriting, actuarial and claims systems allow us to introduce new products in developing markets ahead of our competition.

•

Maximize Underwriting Profitability and Risk-Adjusted Returns. Our management team pursues a strategy that emphasizes maximizing underwriting profitability and risk-adjusted returns. The key elements of this strategy are effective, disciplined and prudent risk management and selection, appropriate pricing and proper adjustment to our business and geographic mix to respond to and take advantage of changing market opportunities and conditions. To manage our risks, we employ a comprehensive enterprise risk management framework, which is continuously reviewed and enhanced and includes the ongoing development of an economic capital model to assess the probability and potential severity of risk events and estimate the optimum risk-adjusted returns.

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Targeted Underwriting. We pursue opportunities in less saturated market sectors and those with higher barriers to entry. We seek to focus on more complex risks within the casualty and property lines and to adjust our mix of business to take advantage of market opportunities. Our flat management structure and global information system allow us to identify emerging opportunities and react quickly to take advantage of those opportunities.

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Enhance Our Leading Positions With Brokers and Cedants. We offer brokers full service with large capacity for both casualty and property risks, and we often seek to lead treaty arrangements. We believe that this strategy has enabled us to influence more effectively the price and other terms and conditions of the treaties in which we have participated. When we do not lead a treaty arrangement, we may still suggest changes to any aspect of the treaty. We emphasize client service throughout the life cycle of our reinsurance arrangements—from product development, contract structuring, pricing and deal execution, to the management and payment of claims.

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Conservative Investment Strategy. We have a conservative investment strategy that seeks to maximize after-tax income, while preserving principal, through a high quality diversified taxable fixed maturity and tax-exempt municipal fixed maturity portfolio, while maintaining an adequate level of liquidity. Our equity portfolio, which represented less than 5% of our portfolio at March 31, 2009, is structured to achieve capital appreciation primarily through investment in quality growth companies.

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Attract, Retain and Develop Employees. We train and develop underwriters and claims staff by providing underwriting and claim settlement authority throughout the stages of an employee’s career. We provide opportunities for underwriters to gain valuable experience in different domestic and international locations to better understand the global reinsurance marketplace. We believe this strategy has contributed to our strong retention rate among underwriting and claims officers.”

Proposed Restatement of TRH’s Certificate of Incorporation

          Immediately prior to the closing of the Offering, the AIG Group, in its capacity as the holder of a majority of TRH’s outstanding shares of common stock, will execute a consent to amend and restate TRH’s certificate of incorporation to increase the number of authorized shares of common stock and preferred stock that we may issue and to effect other changes. The proposed restatement of the certificate of incorporation will be effected, in accordance with the rules of the Securities and Exchange Commission, no earlier than 20 calendar days after TRH has mailed an information statement regarding such consent to its stockholders. TRH intends to file the information statement shortly after the closing of the Offering.

          As described below, certain provisions of the current certificate of incorporation will be deleted in connection with the restatement of the certificate of incorporation. Generally, the deletion of these provisions will not affect the powers and obligations of TRH or its board of directors as such provisions will otherwise be applicable to TRH through their inclusion in TRH’s by-laws or through the provisions of the Delaware General Corporation Law (the “DGCL”). However, TRH’s board of directors has discretion to alter the by-laws at any time, and the approval of stockholders will not be required to amend such provisions.

          The summary description of the restated certificate of incorporation set forth under this Item 5.03 is qualified in its entirety by reference to the complete terms and conditions of the restated certificate of incorporation, which is filed hereto as Exhibit 3.1 and incorporated herein by reference. The certificate of incorporation will be restated to provide the following:

          Authorized Capital Stock

          TRH’s authorized capital stock will be increased from 100 million to 200 million shares of common stock, par value $1.00 per share, and from 5 million to 10 million shares of preferred stock, par value $1.00 per share.

          Number and Election of Directors

          Under TRH’s current certificate of incorporation, the number of directors is established from time to time by resolution of the board of directors, subject to the certificate of incorporation and the by-laws. Directors are elected by a plurality vote.

          Under the proposed restatement of the certificate of incorporation, the number of directors shall be fixed solely by the board of directors. Directors will continue to be elected by a plurality vote, as provided for in TRH’s by-laws.

          Removal of Directors

          Under Delaware law, and as provided for in TRH’s by-laws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors. The current certificate of incorporation does not limit the removal of directors.

          The proposed restatement of the certificate of incorporation will provide that a director may be removed with or without cause only by the affirmative vote of the holders of at least a majority of the voting power of all the outstanding capital stock entitled to vote in an election of directors.

          Meetings; Books and Records; Offices

          The current certificate of incorporation provides that stockholders and directors have the power to hold their meetings, keep the books, documents and papers of TRH and to have one or more offices within or without of the state of Delaware, at such places as may be designated by the by-laws or by resolution of the stockholders or the board of directors.

          Because TRH’s by-laws and the DGCL provide that stockholders and directors have this same power, the proposed restatement of the certificate of incorporation will no longer include specific provisions empowering stockholders and directors to hold their meetings, keep the books, documents and papers of TRH and to have one or more offices within or without of the state of Delaware, at such places as may be designated by the by-laws or by resolution of the stockholders or the board of directors.

          Indemnification of Directors, Officers and Employees

          Since TRH’s by-laws obligate it to indemnify its directors, officers, employees and agents, the proposed restatement of TRH’s certificate of incorporation will no longer specifically provide that TRH will indemnify its directors, officers and employees, and any person who served any other enterprise at TRH’s request, to the maximum extent permitted by the DGCL. The proposed restatement of the certificate of incorporation also will not specifically provide that TRH may purchase insurance on behalf of its directors, officers, employees and agents, or any person who served at the request of TRH as a director, employee or agent of another enterprise, against liabilities asserted against them in such capacities, whether or not TRH would have the power to indemnify such persons under the certificate of incorporation, although the DGCL provides us with this same authority.

          Interested Stockholder Transactions

          Under Section 203 of the DGCL a Delaware corporation is prohibited from engaging in mergers, dispositions of 10 percent or more of its assets, certain issuances of stock and other transactions (“business combinations”) with a person or group that owns 15 percent or more of the voting stock of the corporation (an “interested stockholder”) for a period of three years after the interested stockholder crosses the 15 percent threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15 percent or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85 percent of the voting stock other than stock owned by directors who are also officers and under certain employee stock plans, or (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock (other than stock owned by the interested stockholder) approved the business combination at a meeting. TRH’s proposed restatement of its certificate of incorporation opts into Section 203 of the DGCL.

          Powers of the Board of Directors

          The proposed restatement of TRH’s certificate of incorporation contains a provision empowering the board of directors of TRH to exercise all powers and to do all acts as may be exercised or done by TRH subject to applicable law. As a result, TRH’s proposed restatement of its certificate of incorporation will no longer specifically provide that its board of directors has the power to take the following enumerated actions:

•	fix and vary the amount to be reserved for any proper purpose and to abolish any such reserve in the manner in which it was created;

•	authorize and cause to be executed mortgages and liens upon any part of the property of TRH provided it be substantially all;

•	determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment of dividends;

•	sell, lease or exchange all of the property and assets of TRH upon such terms and conditions and for such consideration as it deems expedient and for the best interests of TRH.

          Committees

          TRH’s by-laws provide that the board of directors may designate committees. As a result, the proposed restatement of the certificate of incorporation will no longer include specific provisions empowering the board of directors to designate one or more committees of the board of directors.

          Approval of Contracts or Acts

          Since stockholder voting rights are set forth in the by-laws, TRH’s proposed restatement of its certificate of incorporation will no longer specifically provide that its board of directors may submit any contract or act for approval or ratification at any meeting of the stockholders, and any contract or act that shall be approved or ratified by the vote of the holders of a majority of the outstanding common stock shall be as valid and binding as though it had been approved or ratified by every stockholder of TRH.

          Interested Director Transactions

          Because TRH is controlled by the AIG Group and the AIG Group also has significant business arrangements with TRH, TRH’s current certificate of incorporation provides that no contract or other transaction between TRH and any other corporation and no act of TRH shall in any way be affected or invalidated by the fact that any of the directors of TRH are financially or otherwise interested in such other corporation, that any director may be a party to or may be financially or otherwise interested in any contract or transaction of TRH; provided that the fact that such director is interested is disclosed to the board of directors, or that such interested director may be counted in determining the existence of a quorum at any meeting of TRH’s board of directors and may vote at such meeting to authorize such contract or transaction. Because TRH will no longer be controlled by the AIG Group after the closing of the planned Offering, TRH believes that the provisions of Section 144 of the DGCL, which govern transactions with interested directors, will be sufficient to protect our stockholders, and the proposed restatement of the certificate of incorporation will no longer include detailed provisions concerning interested director transactions.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description

3.1	Form of Restated Certificate of Incorporation of Transatlantic Holdings, Inc.

10.1	Master Separation Agreement by and among American International Group, Inc., American Home Assurance Company and Transatlantic Holdings, Inc., dated May 28, 2009.

10.2	Form of Transition Services Agreement by and among American International Group, Inc. and Transatlantic Holdings, Inc.

10.3	Form of Stockholders Agreement by and among American International Group, American Home Assurance Company and Transatlantic Holdings, Inc.

10.4	Form of Registration Rights Agreement by and among American International Group, American Home Assurance Company and Transatlantic Holdings, Inc.

99.1	Press Release dated May 28, 2009.

Forward-Looking Statements

This report may include, and TRH’s officers and representatives may from time to time make, statements which may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as “intend,” “intends,” “intended,” “goal,” “estimate,” “estimates,” “expect,” “expects,” “expected,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “think,” “thinks,” “designed to,” “foreseeable future,” “believe,” “believes,” “scheduled” and similar expressions.

These statements are not historical facts but instead represent only TRH’s belief regarding future events and financial performance, many of which, by their nature, are inherently uncertain and outside of TRH’s control. These statements may address, among other things, TRH’s strategy and expectations for growth, product development, government and industry regulatory actions, legal matters, financial, credit and industry market conditions, financial results and reserves, as well as the expected impact on TRH of natural and man-made (e.g., terrorist attacks) catastrophic events and political, economic, legal and social conditions.

It is possible that TRH’s actual results, financial condition and expected outcomes may differ, possibly materially, from those anticipated in these forward-looking statements. Important factors that could cause TRH’s actual results to differ, possibly materially, from those discussed in the specific forward-looking statements may include, but are not limited to, uncertainties relating to economic conditions, financial and credit market conditions, cyclical industry conditions, credit quality, government, regulatory and accounting policies, volatile and unpredictable developments (including natural and man-made catastrophes), the legal environment, legal and regulatory proceedings, failures of pricing models to accurately assess risks, the reserving process, the competitive environment in which TRH operates, interest rate and foreign currency exchange rate fluctuations, the uncertainties inherent in international operations and the uncertainty surrounding the AIG Group’s continued ownership interest in TRH.

For a more detailed list of such risks, please refer to the risk factors section of TRH’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in its other filings with the Securities and Exchange Commission.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSATLANTIC HOLDINGS, INC.
(Registrant)

	By:	/s/ Gary A. Schwartz

Gary A. Schwartz
Senior Vice President and General Counsel

Date: May 28, 2009

Exhibit Index

Exhibit No.	Description

3.1	Form of Restated Certificate of Incorporation of Transatlantic Holdings, Inc.

10.1	Master Separation Agreement by and among American International Group, Inc., American Home Assurance Company and Transatlantic Holdings, Inc., dated May 28, 2009.

10.2	Form of Transition Services Agreement by and among American International Group, Inc. and Transatlantic Holdings, Inc.

10.3	Form of Stockholders Agreement by and among American International Group, American Home Assurance Company and Transatlantic Holdings, Inc.

10.4	Form of Registration Rights Agreement by and among American International Group, American Home Assurance Company and Transatlantic Holdings, Inc.

99.1	Press Release dated May 28, 2009.